EXHIBIT 4.1

NEITHER THIS NOTE NOR THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK OR COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

$3,100,000                                                    New York, New York
                                                                    June 2, 2006

                          FRANKLYN RESOURCES III, INC.

               6% CONVERTIBLE SUBORDINATED NOTE DUE MARCH 31, 2007

      FOR VALUE RECEIVED, Franklyn Resources III, Inc., a Nevada corporation (the "Company"), hereby promises to pay to the order of Barron Partners LP or registered assigns (the "Holder"), the principal amount of three million one hundred thousand dollars ($3,100,000) on March 31, 2007 ("Maturity Date"). Interest on the outstanding principal balance shall be paid at the rate of six percent (6%) per annum, payable quarterly on the Maturity Date. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed. This Note is issued pursuant to a securities purchase agreement (the "Agreement") between the Company and Barron Partners LP.

                                   Article 1.
                            Covenants of the Company

      (a) Amendment to Certificate of Incorporation. The Company shall, not later than ninety (90) days from the issuance of this Note, the Company shall
(i) file a proxy statement or information statement with the Securities and Exchange Commission seeking stockholder of the Restated Articles, as defined in the Agreement, and (ii) seek stockholder approval of the Restated Articles as soon as practical after the Company may mail the proxy statement or information statement to the Company's stockholders.

      (b) File Certificate of Designation. Immediately after the filing of the amendment to or restatement of the Company's articles of incorporation, the Company shall filed the Certificate of Designation, as defined in the Agreement.

      (c) Fundamental Transaction. The Company shall not enter into any agreement with respect to any Fundamental Transaction, or consummate any Fundamental Transaction without the approval of the Holder.

                                   Article 2.
                         Events of Default; Acceleration

      (a) Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice to the Company given by the holders of this Note, forthwith become and be due and payable if any one or more the following events ("Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

            (i) if failure shall be made in the payment of the principal or interest on the Note when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

            (ii) if the Company shall violate or breach any of the representations, warranties and covenants contained in the Note or the Agreement and such violation or breach shall continue for thirty (30) days after written notice of such breach shall been received by the Company from the Holder; or

            (iii) if the Company or any Significant Subsidiary (which term shall mean any subsidiary of the Company which would be considered a significant subsidiary, as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act")) shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company or any Significant Subsidiary, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or any Significant Subsidiary or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company or any Significant Subsidiary other than a liquidation involving a transfer of assets from a Subsidiary to the Company or another Subsidiary; or

            (iv) if an involuntary petition shall be filed against the Company or any Significant Subsidiary seeking relief against the Company or any Significant Subsidiary under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

            (v) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company or any Significant Subsidiary, a receiver, trustee or liquidator of the Company or any Significant Subsidiary, or of all or any substantial part of the property of the Company or any Significant Subsidiary, or approving a petition filed against the Company or any Significant Subsidiary seeking a reorganization or arrangement of the Company or any Significant Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company or any Significant Subsidiary shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof; or

            (vi) if, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or any Significant Subsidiary or of all or any substantial part of the property of the Company or any Significant Subsidiary and such custody or control shall not be terminated within ninety (90) days from the date of assumption of such custody or control.

      (b) Rights of Note Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the holder of this Note to bring an action against the Company.

                                   Article 3.
                                   Conversion

      (a) Automatic Conversion. Upon the filing of both the Restated Certificate and the Certificate of Designation, this Note shall be converted into such number of shares of Series A Preferred Stock, as defined in the Agreement, as is determined by dividing the principal amount of this Note by the Conversion Price then in effect. Upon such conversion, the Company's this Note and the Company's obligations under this Note (including the obligation to pay interest) shall terminate.

      (b) Definitions. Unless otherwise defined in this Note, all terms defined in the Certificate of Designation and used in this Note shall have the same meanings in this Note as in the Certificate of Designation; provided, however, that the term "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Note.

      (c) Conversion Price. The Conversion Price shall be sixty five cents ($.65) subject to adjustment as hereinafter provided.

      (d) Conversions at Option of Holder. This Note shall be initially convertible (subject to the 4.9% Limitations, as defined in Section 3(f) of this Note), in whole at any time, subject to the 4.9% Limitation, or in part from time to time into such number of shares of the Company's Common Stock determined by dividing the principal amount of this Note being converted by the Conversion Price in effect on the date of conversion by the Conversion Price. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of this Note, with this Note being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the principal amount of this Note to be converted, the principal amount of this Note outstanding prior to the conversion at issue, the principal amount of this Note owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the Note to the Company by overnight delivery service (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The principal amount of this Note being converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

      (e) Automatic Conversion Upon Change of Control. This Note shall be automatically converted into Common Stock at the Conversion Price upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company (an "Automatic Conversion Event"). A "Change in Control" means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the Common Stock or other consideration issuable upon such conversion unless this Note is either delivered to the

Company or its transfer agent or the Holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of this Note pursuant to this Section 3(e), the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the Holder at its address then shown on the records of the Company, which notice shall state that this Note must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

      (f) Beneficial Ownership Limitation. Except as provided in Section 3(e) of this Note, which shall apply as stated therein if an Automatic Conversion Event shall occur, the Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of its affiliates, so long as such portion of this Note is not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the Company are not exercisable nor convertible within sixty (60) days from the date of such determination. For purposes of this Section 3(f), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company's most recent quarterly reports, Form 10-Q, Form 10-QSB, Annual Reports, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the Company or (C) any other written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. This Section 3(f) may be not be waived or amended. The limitation set forth in this Section 3(f) is referred to as the "4.9% Limitation."

      (g)   Mechanics of Conversion

            (i) Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Company shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note, and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company's transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the this Note to the Holder.

            (ii) Obligation Absolute; Partial Liquidated Damages. The Company's obligations to issue and deliver the Conversion Shares upon conversion of this
Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of this Note, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason (other than the inability of the Company to issue shares of Common Stock as a result of the 4.9% Limitation) unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of the principal amount of the Note outstanding (i.e., the value of the shares of Common Stock issued upon conversion of such principal amount of this Note) which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 3(g)(i) within two Trading Days of the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Value of Note being converted, $50 per Trading Day (increasing to $100 per Trading Day after three
(3) Trading Days and increasing to $200 per Trading Day six (6) Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

            (iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of a portion of this Note with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

            (iv) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 3(h)) upon the conversion of this Note. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

            (v) Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after the Holder converts the full principal amount of this Note shall be dropped and eliminated.

            (vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

            (vii) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

      (h)   Certain Adjustments.

            (i) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(h)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

            (ii) Price Adjustment. Until such time as the Investors hold no Securities, except for (i) Exempt Issuances, (ii) issuances covered by Sections 3(h)(i), 3(h)(iii) and 3(i) of this Note, or (iii) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this
Section 3(h), as to all of which this Section 3(h)(ii) does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or issues warrants, options, convertible debt or equity securities with a exercise price per share or conversion price which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the "Lower Price"), the Conversion Price in effect from and after the date of such transaction shall be reduced to the Lower Price. For purpose of determining the exercise price of warrants issued by the Company, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants.

            (iii) Conversion Price Adjustment Based on Pre-Tax Income Per Share.

                  (A) In the event the Company's consolidated Pre-Tax Income, as defined in the Agreement, for the year ended December 31, 2006 is less than $.212 per share on a fully-diluted basis, then the Conversion Price shall be reduced by the percentage shortfall, up to a maximum of 40%. Thus, if Net Income for the year ended December 31, 2006 is $.1272 per share on a fully-diluted basis, the Conversion Price shall be reduced by 40%. Such reduction shall be made at the time the Company files its Form 10-KSB for the year ended December 31, 2006, and shall apply to the Notes which are outstanding on the date the Form 10-KSB is filed, or, if not filed on time, on the date that filing was required.

                  (B) In the event the Company's consolidated Pre-Tax Income for the year ended December 31, 2007 is less than $.353 per share on a fully-diluted basis, then the Conversion Price shall be reduced by the percentage shortfall, up to a maximum of 40%. Thus, if Pre-Tax Income for the year ended December 31, 2008 is $.2118 per share on a fully-diluted basis, the Conversion Price shall be reduced by 40%. Such reduction shall be made at the time the Company files its Form 10-KSB for the year ended December 31, 2007, and shall apply to the Notes which are outstanding on the date the Form 10-KSB is filed, or, if not filed on time, on the date that filing was required.

                  (C) For purpose of determining Net Income Per Share and Pre-Tax Income Per Share on a fully-diluted basis, all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are "in the money," or (iii) such shares may be issued as a result of the 4.9% Limitation.

      (i) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

      (j) Calculations. All calculations under Section 3(h) of this Note shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries. For purposes of this Section 3(h), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

      (k)   Notice to Holders.

            (i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement), or the lowest possible adjustment price in the case of an MFN Transaction (as defined in the Purchase Agreement).

            (ii) Notices of Other Events. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

      (l) Exempt Issuance. Notwithstanding the foregoing, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance.

      (m) Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall assume this Note.

                                   Article 4.
                                  Subordination

      (a) Agreement of Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Holder of this Note by his or her acceptance of this Note likewise covenants and agrees, that the payment of the principal of and interest on this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness, as hereinafter defined. The provisions of this Article 4 shall constitute a continuing offer to all persons who, in reliance upon such provision, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

      (b) Company Not to Make Payments with Respect to Note in Certain Circumstances.

            (i) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium, if any, and interest thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, before any payment is made by the Company (A) on account of the principal of or interest on this Note or (B) to acquire this Note.

            (ii) Upon the happening of an event of default with respect to any Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company (A) on account of the principal of or interest on this Note or (B) to acquire this Note.

            (iii) Subject to Paragraphs 4(b)(i) and (ii), as long as any Senior Indebtedness shall be outstanding, (A) the Company shall not make any payment of principal on this Note except upon the Maturity Date, and (B) the Company may pay interest on this Note as long as the payment of such principal or interest will not result in an event of default under the terms of the instruments pursuant to which the Senior Indebtedness is issued.

            (iv) In the event that, notwithstanding the provision of this Paragraph 4(b), the Company shall make any payment to the Holder of this Note on account of the principal of or interest on this Note after the happening of a default in payment of the principal of or premium, if any, or interest on Senior Indebtedness or after receipt by the Company of written notice of an event of default with respect to any Senior Indebtedness, then unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the holder of this Note in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

      (c) Notes Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

            (i) The holders of all Senior Indebtedness shall first be entitled to receive payment in full of the principal thereof, premium, if any, and interest due thereon before the holder of this Note are entitled to receive any payment on account of the principal of or interest on this Note (other than securities of the Company or any other entity provided for by a plan of reorganization or readjustment which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding); and

            (ii) Any payment or distribution of assets of the Company of any kind or character whether in cash, property or securities (other than securities that are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), to which the holder of this Note would be entitled except for the provisions of this Article 4, shall be paid by the liquidating trustee or agent or other person making such payment of distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

            (iii) In the event that, notwithstanding the foregoing provision of this Paragraph 4(c), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares representing equity of the Company as reorganized or readjusted, or securities of the Company or any other entity provided for by a plan of reorganization or readjustment which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), shall be received by the holder of this Note on account of principal of or interest on this Note before all Senior Indebtedness is paid in full, or effective provision made for its payment or distribution, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

      (d) Noteholder to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holders of the Notes shall be subrogated, pro rata, to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and, for the purpose of such subrogation, no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of this Notes by virtue of this Article 4 which otherwise would have been made to the holder of this Notes shall, as between the Company and the holder of this Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Article 4 are, and are intended solely, for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

      (e)   Obligation of the Company Unconditional. Nothing contained in this
Article 4 or elsewhere in this Note is intended to or shall impair as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Note of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Article 4 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy; provided, however, that the holder of this Note shall not exercise any remedies if the exercise of such remedies would result in an event of default under the terms of the Senior Indebtedness. Upon any distribution of assets of the Company referred to in this Article 4, the holders of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of this Note for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article
4. In no event shall any provision of this Article 4 be interpreted as limiting or abrogating the right of the holder of this Note to convert principal and interest thereon pursuant to Article 3 of this Note.

      (f) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

      (g) Definition of Senior Indebtedness. The term "Senior Indebtedness" is defined to mean the principal of and premium, if any, and interest on and any obligations of the Company with respect to the Company's indebtedness to all indebtedness and obligations (other than the Notes) of the Company to banks, insurance companies and other institutional lenders.

      (h) Additional Agreement. The holder of this Note, by its acceptance of this Note, agrees to execute any formal instruments of subordination which may be reasonably requested by any holder of Senior Indebtedness.

                                   Article 5.
                                  Miscellaneous

      (a) Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records.

      (b) Limited Right of Prepayment. The Company shall have no right to prepay this Note without the prior written consent of the Holder, which consent may be given or withheld by the Holder in its sole discretion. Any prepayment shall be accompanied by interest on this Note to the date of prepayment.

      (c) WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

      (d) WAIVER OF ANY RIGHT OF COUNTERCLAIM. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE HOLDER OF THIS NOTE BY WAY OF A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY ACTION ON THIS NOTE.

      (e) Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

      (f) Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located at [_______________], attention of Mr. _________________, CEO, or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company's records, with a copy to Asher S.

Levitsky PC, Katsky Korins LLP, 605 Third Avenue, New York, NY 10158. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

      (g) Governing Law. This Note shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such state. The Company hereby (i) consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Note, (ii) agrees that any process in any such action may be served upon it either (x) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City or (y) any other manner permitted by law, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

      (h) Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Note, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

      IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

                                          FRANKLYN RESOURCES III, INC.


                                          By:
                                             -----------------------------------
                                             Bo Huang, Chief Executive Officer

                              NOTICE OF CONVERSION


                       [To be Signed Only Upon Conversion
                            of Part or All of Notes]

                          Franklyn Resources III, Inc.

      The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of Franklyn Resources III, Inc. to the extent of $_____* unpaid principal amount of due on such Note, and requests that the certificates for such shares be issued in the name of____________________________, and delivered to ______________________________, whose address is_____________________________________________________________.


Dated:________________________________


______________________________________
               (Signature)

(Signature must conform in all respects to name of holder as specified on the face of the Note.)


* Insert here the unpaid principal amount of the Note (or, in the case of a partial conversion, the portion thereof as to which the Note is being converted). In the case of a partial conversion, a new Note will be issued and delivered, representing the unconverted portion of the unpaid principal amount of this Note, to or upon the order of the holder surrendering such Note.